Aoxin Tianli Group, Inc. Completes $11 Million Private Placement

WUHAN CITY, China, December 2, 2014 /PRNewswire/ -- Aoxin Tianli Group, Inc. (NASDAQ:ABAC) ("Aoxin Tianli" or the "Company"), a diversified company with businesses in hog farming, manufacture and marketing of electro-hydraulic servo-valves, and optical fiber hardware and software solutions, today announced that the Company has completed a $11.04 million private placement of its common stock (the “Offering”) to four PRC citizens (the “Investors”).

Pursuant to a Subscription Agreement executed on November 25, 2014, the Company issued and sold 4.6 million shares of its common stock (the “Shares”) to the Investors for aggregate consideration of $11.04 million, or $2.40 per share. The offering price represents an approximately 9% premium over the closing price of $2.20 on November 24, 2014. Upon completion of the Offering, the Company had 32,363,000 common shares outstanding, of which the Investors own approximately 14.2%. As a condition of the Offering, the Investors agreed not to sell the Shares for 9 months and thereafter at not less than $2.40 per share.  The Company intends to use the proceeds from this Offering and cash on hand to implement its diversification strategy and acquire larger-sized businesses and/or assets than those it has acquired to date.

About Aoxin Tianli Group, Inc.

Aoxin Tianli Group, Inc. (the "Company"), previously known as Tianli Agritech, Inc., is a diversified company with businesses in hog farming and manufacturing and marketing of electro-hydraulic servo-valves and optical fiber hardware and software solutions. Under a New Strategic Development Plan adopted in July 2014, the Company plans to continue to diversify through targeted investments and acquisitions in selected high-growth industries such as equipment manufacturing, optoelectronics, new materials & new energy products, electromechanics and healthcare devices. The Company is headquartered in Wuhan City, Hubei Province.

Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulations, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by this cautionary statement and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Tina Xiao
Weitian Group LLC
Phone: +1-917-609-0333
Email: tina.xiao@weitian-ir.com